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Exhibit (e)(13)

CONFIDENTIALITY AGREEMENT

        THIS CONFIDENTIALITY AGREEMENT ("Agreement") is being entered into as of October 16, 2007, between CryoCor, Inc. ("CryoCor") and Boston Scientific Corporation ("Company").

        In order to facilitate the consideration and negotiation of a possible transaction involving CryoCor and Company (referred to collectively as the "Parties" and individually as a "Party"), each Party has requested access to certain non-public information regarding the other Party and the other Party's subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the "Provider"; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the "Recipient.") This Agreement sets forth the Parties' obligations regarding the use and disclosure of such information and regarding various related matters.

        The Parties, intending to be legally bound, acknowledge and agree as follows:

        1.    Limitations on Disclosure and Use of Confidential Information.

          (a)   The Recipient will hold Provider's Confidential Information (as defined in section 7 below) in strictest confidence and will not disclose such Confidential Information to any other person or entity; provided, however, that: (i) the Recipient will be permitted to furnish and otherwise disclose the Provider's Confidential Information to those of its Representatives who need to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible transaction between the Parties and who are advised or otherwise made aware that such Confidential Information is confidential and who agree not to permit or make any disclosure to any Person (other than other Representatives of the Recipient); and (ii) the Recipient and its Representatives will be permitted to furnish and otherwise disclose the Provider's Confidential Information to the extent that the Recipient or any of its Representatives determines in good faith that disclosure thereof may be required by any law, rule, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process, provided that, in such event, the Recipient or such Representative will provide reasonable cooperation to the Provider in any attempt by the Provider to obtain a protective order or other appropriate remedy.

          (b)   The Recipient will not, and the Recipient will cause its Representatives not to, make use of any of the Provider's Confidential Information, except for the specific purpose of considering, evaluating and negotiating a possible transaction between the Parties.

          (c)   Except to the extent required by any law, rule, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process, neither Party will make or permit any disclosure to any Person (other than to such Party's Representatives who agree not to permit or make any disclosure to any Person) regarding (i) the existence or terms of this Agreement, or the fact that Confidential Information has been made available to the Recipient or any of its Representatives, or (ii) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, or the proposed terms of any such transaction.

          (d)   Company, on behalf of itself and its Representatives, acknowledges that it is aware that the U.S. securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company without disclosure of such information, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities without disclosure of such information.

        2.    No Representations by Provider.    Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider's Confidential Information, and neither the Provider nor any of its

Representatives will have any liability to the Recipient or to any of the Recipient's Representatives relating to or resulting from the use of any of the Provider's Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a "Definitive Agreement") will have legal effect.

        3.    Return of Confidential Information.    Upon the Provider's request, the Recipient and the Recipient's Representatives will deliver to the Provider any of the Provider's Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient's Representatives; provided, however, that, in lieu of delivering to the Provider any written materials of the type described in clause "(b)" of the first sentence of section 7 below, the Recipient may destroy such written materials and deliver to the Provider a certificate confirming their destruction. Notwithstanding the foregoing, Recipient may retain (i) any attorney work product created in connection with a possible transaction and (ii) a copy of Provider's Confidential Information which Recipient reasonably believes is necessary to comply with any legal or regulatory or data protection requirements; provided, that Recipient shall not be permitted to keep one copy of the following Confidential Information: certain legal opinions and supporting documents, or other supporting documents related to CryoCor's intellectual property strategy (to the extent such opinions and supporting documents are Confidential Information as defined herein) provided by CryoCor in hard copy to the Recipient accompanied by a cover letter stating that no copies of such opinions and documents shall be retained and further provided that such opinions and supporting documents were also not made available in the electronic data room to which the Recipient was provided access by CryoCor. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this section 3, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement, including with respect to all Confidential Information retained by any of them pursuant to the immediately preceding sentence.

        4.    No Obligation to Pursue Transaction.    Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party's Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

        5.    No Waiver.    No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

        6.    Successors and Assigns; Applicable Law; Jurisdiction and Venue.    This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

        7.    Confidential Information.    For purposes of this Agreement, the Provider's "Confidential Information" will be deemed to include only the following:

  (a)
  any confidential or proprietary information (including any confidential or proprietary technology, know-how, trade secrets, technical data or other information of any kind, including that which relates to research, data, algorithms, formulae, product plans, products, services, customers, markets, software, hardware, developments, inventions, patents, patent applications and other intellectual property, processes, designs, drawings, product or satisfaction surveys, studies, budgets, forecasts, projections, questionnaires, marketing, finances, plans or lists or other documentation) of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider; and

  (b)
  any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient to the extent they and it is based directly or indirectly upon or contains or reflects any information of the type referred to in clause "(a)" of this sentence;

        For any information to be deemed "Confidential Information" hereunder, (i) if submitted in writing, such information must be clearly marked "confidential" or "proprietary", and (ii) if submitted orally, such oral disclosure must subsequently be reduced to writing and marked "confidential" and such writing must be delivered to Recipient within thirty (30) days of the oral disclosure.

        However, the Provider's "Confidential Information" will not be deemed to include:

  (i)
  any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient's Representatives;

  (ii)
  any information that Recipient can demonstrate by competent written proof was in the Recipient's possession prior to the time it was first made available to the Recipient or any of the Recipient's Representatives by or on behalf of the Provider or any of the Provider's Representatives, provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

  (iii)
  any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider's Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

  (iv)
  any information that Recipient can demonstrate by competent written proof was independently developed by the Recipient or any of the Recipient's Representatives without the use of or reference to any of the Provider's Confidential Information.

        8.    Non-Solicitation of Employees.    No Party shall, nor shall it permit its affiliates to, hire any employee of the other Party for a period of one hundred eighty (180) days following the date hereof; provided, however, that the foregoing provisions of this section 8 shall not apply to any such employee if the other Party (or any of its affiliates) has expressly determined not to continue the employment of such employee; and provided further, however, that such prohibition shall not apply to any employee who responds to a general solicitation or advertisement regarding employment with the first Party or its affiliates.

        9.    Miscellaneous.

          (a)   For purposes of this Agreement, a Party's "Representatives" will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such Party, or (ii) an officer, director, employee, attorney, advisor, accountant, agent or representative of such Party or of any of such Party's subsidiaries or other affiliates.

          (b)   The term "Person," as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

          (c)   In addition to all other remedies available (at law or otherwise) to a Party, each Party shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Agreement. Neither Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph "(c)," and each Party waives any right it may have to require that the other Party obtain, furnish or post any such bond or similar instrument.

          (d)   The obligations of the Recipient and the Recipient's Representatives under section 1 above will terminate on the third (3rd) anniversary of the date hereof.

          (e)   The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

          (f)    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (g)   By making Confidential Information or other information available to the Recipient or the Recipient's Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. The foregoing shall not limit the rights of the parties under the Development and License Agreement dated as of June 28, 2007 (the "Development Agreement") and in the event of a conflict between the provisions of this Agreement and the Development Agreement, the Development Agreement shall control.

          (h)   To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties' mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

          (i)    This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof, except as otherwise provided in paragraph (g) above.

        The Parties have caused this Agreement to be executed as of October 16, 2007.

CRYOCOR, INC.		BOSTON SCIENTIFIC—CORPORATION
By:	/s/ Edward F. Brennan Title: President and Chief Executive Officer Address: 9717 Pacific Heights Blvd San Diego, CA 92121	By:	/s/ Joe Fitzgerald Title: President, Boston Scientific-Electrophysiology Address: 150 Baytech San Jose, CA 95134

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  Exhibit (e)(13)